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                                                                   EXHIBIT 10.1


April 25, 1995



Alan P. Shor, Esq.
7721 Arrowood Court
Bethesda, Maryland 20817

Dear Alan:

This letter will confirm the agreement between Zale Corporation ("Zale") and you concerning certain of the terms of your employment with Zale. As we discussed, your job title will be Senior Vice President, General Counsel and Corporate Secretary of Zale, as well as a member of the Management Executive Committee. Your duties will be consistent with these positions.

Your salary will be $275,000 for the first year and will be reviewed annually by Zale. You are also eligible for annual bonuses pursuant to Zale's Executive Bonus Plan. You will receive all executive perquisites and fringe benefits consistent with those provided to other top executives under Zale's Key Executive Program, including a Company-provided automobile or automobile expense reimbursement.

On the date your employment with Zale begins (your "Employment Date"), Zale will grant you stock options to purchase 15,000 shares of common stock of Zale in accordance with the existing Omnibus Stock Incentive Plan of Zale at an exercise price equal to the fair market value of such common stock as of your Employment Date. To the extent permitted by law, these will be incentive stock options. These options will vest 25% on each anniversary of your Employment Date such that all such options will be fully vested no later than the fourth anniversary of your Employment Date, subject to earlier vesting as discussed later. Furthermore, as a member of the Management Executive Committee, you will participate in the stock grant or stock bonus plan currently before Zale's Board of Directors for approval. If this plan is not approved, you will be given other benefits or compensation consistent with such benefits provided to other senior officers of Zale.

You have agreed to relocate you and your family to the Dallas area, and Zale will reimburse you for all normal moving costs involved in moving your family's belongings and assets to the Dallas area. Zale will also reimburse you for any costs incurred in terminating the lease you have on the house where your family is currently residing. In connection with your purchase of a house in the Dallas area, Zale will reimburse you for all of your legal fees, and other customary closing costs and other costs you incur in retitling and registering your automobiles and other assets in Texas. Until your move is complete, Zale will pay for reasonable travel expenses incurred by you and your family in traveling to and from your current resident (up to three trips) to locate and close on a house, plan your move, and for other personal traveling and related


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expenses incurred until this move is complete. Zale will also pay for your travel expenses and temporary living costs incurred by you after your Employment Date until your house is purchased and your family is moved to Dallas. Also, Zale understands that you are entitled to certain payments from your previous employer and will reimburse you for those payments (up to a maximum of $77,000) if they are not made by your previous employer, provided that you use your best reasonable efforts to secure such amounts from such employer. We confirm that Zale's current policy is to gross up payments such as those set forth above for any federal, state or local taxes which you may have to pay because of such reimbursements.

Zale recognizes the major change you have agreed to make in your personal life and professional career, and agrees that, in the event your employment is terminated by Zale or its successors for any reason other then for "Cause" (as defined below) from the Employment Date through the fourth anniversary of the Employment Date, Zale will pay you the following:

         (a) Your then-current base salary will be continued at regular pay intervals for a one year period from the date of termination of your employment (the "Termination Date");

         (b) The maximum cash bonus, stock options, stock grants and other compensation of any kind that you would have been entitled to receive for the fiscal year in which the Termination Date occurs (the "Termination Year") will be paid to you at the time such compensation and other items normally would have been paid had your employment not been terminated. For purposes of this paragraph (b), any non- cash compensation (such as stock options or grants) shall be deemed due to you in an amount equal to 75% of the average of such compensation received by you in respect of the two fiscal years prior to your Termination Date (or 75% of the previous year's award if the Termination Date occurs prior to the determination of two years' awards to you).

         (c) all other full personal and family health, medical, dental, life, disability and similar insurance benefits you received in the Termination Year will be continued at not cost to you until the earlier of the first anniversary of your Termination Date or the date you and your family are covered by substantially similar insurance coverage from another employer;

         (d) effective immediately upon the Termination Date, Zale will take the necessary actions to ensure that, to the greatest extent permitted by law, all vesting, holding period or other limitations, periods of restrictions on any stock options (incentive, non-qualified and otherwise), stock bonus grants or other equity rights which you owned, held or would have been entitled to are immediately waived, satisfied or removed to the extent necessary to place you in the same position as if your Termination Date occurred (and for purposes of this paragraph (d) it shall be deemed to occur) on the fourth anniversary of the Employment Date; and

         (e) for a period of up to one year after the Termination Date, Zale will promptly


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                  reimburse your expenses incurred in moving or relocating you and your family, including normal travel expenses, moving costs, real estate commissions, legal fees and closing costs, up to an aggregate of $50,000.00.

For purposes hereof, the term "Cause" shall mean: (i) any dishonest or fraudulent act or course of conduct by you, or other act or course of conduct by you constituting a criminal act or which results in gain or personal enrichment of you at the expense of Zale, or the commission by you of an act or a course of conduct involving moral turpitude; or (ii) your insubordination to the CEO or Board or willful violation of this Agreement or of policies established by the Board, provided, however, that no such termination pursuant to this clause (ii) shall be effective unless Zale shall have given you ten days' prior written notice of any insubordination or willful violation of this agreement or such policies which, if not discontinued or corrected, would lead to your termination for Cause. You will have the opportunity to cure such non-complying conduct or performance within such ten-day period. Termination pursuant to this clause (ii) shall be effective with respect to matters referred to herein ten days after such notice unless such conduct has been cured in the good faith judgment of the Board or CEO.

If the foregoing terms are acceptable to you, please sign and return one of the two enclosed signed counterparts of this letter.

We look forward to your joining the Zale family.

Very truly yours,



/s/ ROBERT J. DINICOLA
--------------------------------------
Robert J. DiNicola, as
Chairman of the Board and
Chief Executive Officer



/s/ FRANK GRZELECKI
--------------------------------------
Frank Grzelecki, as
Chairman of the Compensation Committee
of the Board of Directors
of Zale Corporation


Accepted and agreed to this 8th day of May, 1995.


/s/ ALAN P. SHOR
--------------------------------------
Alan P. Shor